Exhibit 10.4

AGREEMENT

This agreement (this “Agreement”) is made as of May 13th, 2011 by and between ImmunoCellular Therapeutics, Ltd., a Delaware company (“Company”), and Dr. John Yu, an individual (“Dr. Yu”).

WHEREAS, Dr. Yu has been serving as the Company’s Chief Scientific Officer under an Agreement whose term expired on February 28, 2011 (the “Prior Agreement”); and

WHEREAS, the Company and Dr. Yu desire to enter into an agreement under which Dr. Yu shall continue to serve as the Company’s Chief Scientific Officer on the terms set forth in this Agreement, with the term of this Agreement to commence on the Effective Date.

NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the Company and Dr. Yu hereto agree as follows.

1. Engagement. The Company shall employ Dr. Yu, and Dr. Yu shall serve, as the Company’s Chief Scientific Officer. The Company acknowledges that Dr. Yu is a full-time employee of Cedars-Sinai Medical Center (“CSMC”) and that Dr. Yu has pre-existing obligations to CSMC and will continue to be subject to the policies and procedures of CSMC. Pursuant to the Full Time Faculty Consulting Guidelines of CSMC, Dr. Yu has received the consent of CSMC to participate in the activities of the Company. A copy of the Consent Memorandum has been provided to the Company. Company and Dr. Yu agree that each will comply with the Consent Memorandum and, in the event of a conflict between this Agreement and the Consent Memorandum, the terms and conditions of the Consent Memorandum shall control.

2. Services. Dr. Yu agrees to provide to the Company services in the capacity of the Company’s Chief Scientific Officer (the “Services”). Dr. Yu will report directly and be responsible to the Company’s Board of Directors (the “Board”). The Services will be those customarily performed by a Chief Scientific Officer for a company such as the Company; provided, however that Dr. Yu shall provide the Services on a part-time basis. Dr. Yu will perform the Services primarily at the Company’s principal executive offices, which shall be in the Los Angeles, California area. Dr. Yu shall perform all duties assigned to him by the Company faithfully, diligently and to the best of his ability. Such duties will include, but are not limited to, directing technology development and evaluation research, giving public presentations on behalf of the Company, and meeting with investors and potential alliance partners. Due to the Company’s needs for Dr. Yu’s services and Dr. Yu’s pre-existing full-time commitment to CSMC, Dr. Yu will not serve as an employee, consultant, officer or director of any other company or organization without first notifying the Company and obtaining the written consent of the Board, which will not be unreasonably withheld.

3. Term. Dr. Yu shall be employed under this Agreement for a term commencing on March 1, 2011 (the “Commencement Date”), and ending on the termination date as provided in this Section 3 or as provided in Section 11 hereof. The term of this Agreement shall automatically renew on the one-year anniversary date of the Commencement Date of each year hereafter for successive one-year terms unless either party delivers written notice of the termination of this Agreement to the other party not more than 30 days before the expiration of the applicable one-year period.

4. Compensation.

4.1 The Company will pay to Dr. Yu as compensation for his services hereunder an initial base salary of $70,000 per annum, payable in equal biweekly installments. The Board shall annually review Dr. Yu’s performance and base salary to determine whether an increase in the amount thereof is warranted. The Company shall also promptly pay Dr. Yu a bonus of $15,000 each (a maximum total of $30,000) upon and provided that the Company achieves each of the following milestones within one year from the Commencement Date: (i) enrollment of 75 patients in the Phase II trial of ICT-107 and (ii) filing of an IND for either a new indication for ICT-107 or for another product candidate of the Company. Dr. Yu acknowledges that he has been paid by the Company all amounts owing under the Prior Agreement.

4.2 The Company shall grant Dr. Yu on the later of the date of the Board’s approval of this Agreement or the execution of this Agreement by the parties under the Company’s 2006 Equity Incentive Plan (the “Plan”), a stock option (the “Option”) to purchase 50,000 shares of the Company’s common stock (“Common Stock”) having an exercise price per share equal to the closing market price on the date of grant and having a term of seven years from the date of grant. The Option shall vest in three equal annual installments, with the first vesting date to be February 28, 2012.

The Option will be exercisable within the seven year term of the option during the period that Dr. Yu provides services to the Company and for: (i) 90 days after termination by Dr. Yu if such termination is without Good Reason (as defined in Section 11.3) and (ii) twelve months after termination by either party for any other reason except termination for cause by the Company, provided that such exercise is effected within the seven-year term of the Option. In the event of a Corporate Transaction (as such term is defined in the Plan), vesting of the Option (and any other options granted to Dr. Yu) shall be governed by the provisions contained in the Company’s standard stock option agreement under the Plan for the Company’s officers and directors, except that any then outstanding but unvested portion of the Option will fully vest if the Company is not the surviving entity in the Corporate Transaction unless the surviving entity offers Dr. Yu an executive position at a compensation level at least equal to Dr. Yu’s then compensation level under this Agreement. The Option will have such other terms and conditions as are included in the Company’s standard stock option agreement under the Plan. If the term of this Agreement continues beyond February 28, 2012, the Board shall review the aggregate number of stock options granted to Dr. Yu promptly following such date (and thereafter not less frequently than annually) in order to determine whether an increase in the number thereof is warranted.

5. Expenses. The Company shall reimburse Dr. Yu for necessary and reasonable out-of-pocket business expenses incurred by Dr. Yu in the performance of this Agreement in accordance with the reimbursement policies of the Company in effect from time to time.

6. No Benefits. Dr. Yu acknowledges and agrees that he will not be eligible for any Company employee benefits and, to the extent he otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Dr. Yu hereby expressly declines to participate in such Company employee benefits.

7. Withholding; Indemnification. Dr. Yu shall have full responsibility for applicable withholding taxes for all compensation paid to him under this Agreement. Dr. Yu agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Dr. Yu.

8. Proprietary Rights. All inventions, improvements, discoveries, copyrightable or patentable works, intellectual property, whether or not patentable or copyrightable, and all other work performed and all materials developed or prepared by Dr. Yu, in connection with the Services provided to the Company in connection with the Company’s technology, whether developed or prepared solely or jointly by Dr. Yu with others, are the property of the Company and, as between Dr. Yu and the Company, all rights, title and interest therein shall vest in the Company and shall be deemed to be works made for hire and made in the course of the services described above. To the extent that title to any such works may not, by operation of law, vest in the Company or such works may not be considered works made for hire, all rights, title and interest therein are hereby irrevocably assigned to the Company. All such materials shall belong exclusively to the Company, and the Company shall have the right to obtain and to hold in its own name, copyrights, trademarks, patents, other registrations, or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Dr. Yu agrees to give the Company and any person designated by the Company such reasonable assistance, at the Company’s expense, as is required to perfect the rights defined in this Section. Dr. Yu agrees to return to the Company all materials developed or prepared for the Company by Dr. Yu upon the termination of this Agreement, along with all materials and other property of the Company in Dr. Yu’s possession at the time of termination of this Agreement.

9. Confidential Information.

9.1 Confidentiality Obligations. “Confidential Information” means, collectively: (a) business or technical information of the Company, including but not limited to information relating to the Company’s product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how; (b) any information designated by the Company as “confidential” or “proprietary” or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential; and (c) the terms and conditions of this Agreement. Dr. Yu hereby agrees that, except with respect to any required disclosure to CSMC (which he shall disclose in writing to the Company, including a description of the Confidential Information required to be disclosed, before making such disclosure to CSMC, unless such disclosure relates to a patient safety issue (in which case he shall promptly advise the Company in writing after making such safety issue disclosure to CSMC)), he (x) will not disclose to any third party or use any Confidential Information disclosed to him by the Company except as expressly permitted in this Agreement; (y) will not disclose to the Company any Confidential Information of any third party disclosed to him by such third party without the prior written consent of such third party; and (z) will take all reasonable measures to maintain the confidentiality of all Confidential Information of the Company in his possession or control.

9.2 Exclusions. “Confidential Information” will not include information that is: (i) already lawfully known by the receiving party prior to this Agreement without restriction, (ii) in the public domain due to no fault of the receiving party, (iii) rightfully obtained by the receiving party without similar restriction from such party, (iv) independently developed by the receiving party without reference to the other party’s confidential information, or (v) provided by the disclosing party to another party without similar restriction.

10. Indemnity. Dr. Yu agrees to indemnify and hold the Company harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs, and expenses, including attorneys’ fees, arising from a breach of any of his representations and warranties herein or attributable to or resulting from his gross negligence or willful misconduct in rendering the Services. The Company agrees to indemnify and hold Dr. Yu harmless from and against any and all claims, demands, causes of action, losses, damages, liability, costs and expenses, including attorneys fees arising out of his services hereunder, other than those arising from Dr. Yu’s breach of any of his representations and warranties hereunder or Dr. Yu’s gross negligence or willful misconduct.

11. Termination.

11.1 In addition to all other rights and remedies which the parties may have under applicable law, the Company may terminate this Agreement and the services of Dr. Yu, effective upon the occurrence of any of the following events, any of which shall constitute a termination for “cause” under this Agreement: (i) a failure by Dr. Yu to perform any of his material obligations under this Agreement or to execute and perform in a timely and cooperative manner any directions of the Board; (ii) the death of Dr. Yu or his disability resulting in his inability to perform his reasonable duties assigned hereunder for a period of three consecutive months; (iii) Dr. Yu’s theft, dishonesty, or falsification of any Company documents or records; (iv) Dr. Yu’s improper use or disclosure of the Company’s confidential or proprietary information; or (v) Dr. Yu’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs Dr. Yu’s ability to perform his duties hereunder or which in the Board’s judgment may materially damage the business or reputation of the Company; provided, however, that prior to termination for cause arising under clause (i), Dr. Yu shall have a period of ten days after written notice from Company to cure the event or grounds constituting such cause. Any notice of termination provided by Company to Dr. Yu under this Section 11 shall identify the events or conduct constituting the grounds for termination with sufficient specificity so as to enable Dr. Yu to take steps to cure the same if such default is a failure by Dr. Yu to perform any of his material obligations under this Agreement. In the event Company terminates Dr. Yu for cause, (i) Dr. Yu shall be entitled as of the termination date to no further base salary other than such portion of Dr. Yu’s base salary as shall have accrued but remain unpaid as of the termination date, which shall be due immediately upon termination, (ii) Dr. Yu shall be entitled to receive payment of any expense reimbursement amounts owed by the Company to the Dr. Yu through the date of termination and (iii) any then unexercised but outstanding stock options granted to Dr. Yu shall be cancelled. The Company shall have no further obligations to Dr. Yu under this Agreement.

11.2 At any time after twelve months from the Commencement Date, the Company may terminate Dr. Yu without cause upon 60 days written notice delivered to Dr. Yu. In the event the Company terminates Dr. Yu’s employment without cause, all of the following will apply: (i) immediately upon termination, the Company will pay to Dr. Yu any base salary as shall have accrued but remain unpaid as of the termination date, any earned but unpaid bonus and any expense reimbursement amounts owed by the Company to the Dr. Yu through the date of termination; and (ii) any stock options granted to Dr. Yu, to the extent vested, will be retained by the Dr. Yu and will be exercisable as set forth in Section 4.2 hereof, the Plan and related stock option agreement (which shall reflect the terms set forth in Section 4.2 hereof).

11.3 Dr. Yu may terminate Dr. Yu’s employment at will (without “Good Reason” as defined below) by giving 60 days’ prior written notice to Company. Dr. Yu shall be entitled to (i) all base salary up to and through the 60-day period after Dr. Yu’s notice of termination is given to Company, any earned but unpaid bonus and any expense reimbursement amounts owed by the Company to the Dr. Yu through the date of termination and (ii) any stock options, to the extent vested, may be retained by Dr. Yu and will be exercisable as set forth in Section 4.2 hereof, the Plan and applicable stock option agreement (which shall reflect the terms set forth in Section 4.2 hereof). Dr. Yu has the right to terminate Dr. Yu’s employment for “Good Reason” due to, and not less than 30 days following, the occurrence of any of the following: (i) a material adverse change in Dr. Yu’s duties and responsibilities as set forth in this Agreement; (ii) any failure by Company to pay, or any material reduction by Company of, the base salary or any failure by Company to pay any other compensation to which Dr. Yu is entitled pursuant to Section 4 hereof; or (iii) Company creates a work environment designed to constructively terminate Dr. Yu or to unlawfully harass or retaliate against Dr. Yu. In the event that Dr. Yu terminates his employment for Good Reason, all of the following will apply: (A) within five days after the termination date, Company will pay to Dr. Yu any base salary as shall have accrued but remain unpaid as of the termination date, any earned but unpaid bonus and any expense reimbursement amounts owed by the Company to the Dr. Yu through the date of termination; and (B) any stock options granted to Dr. Yu, to the extent vested, will be retained by the Dr. Yu and will be exercisable as set forth in Section 4.2 hereof, the Plan and related stock option agreement (which shall reflect the terms set forth in Section 4.2 hereof).

12. Non-Competition.

12.1 In consideration of the Company’s entering into this Agreement: Dr. Yu agrees that during the term of this Agreement and for a period of six months following the termination of this Agreement for any reason, he will not directly or indirectly own, manage, operate, join, control, participate in, perform any services for, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, consultant, partner, investor or otherwise, any business entity which is engaged in any business in which the Company is currently engaged or is engaged during the term of this Agreement (with the prohibited field of business activities to be limited after the termination date of this Agreement to the research, development, manufacturing or marketing of dendritic cell or other cancer vaccines or monoclonal antibodies for the diagnosis or treatment of cancer) without the written approval from the Board. Nothing herein contained shall be deemed to prohibit (i) Dr. Yu from maintaining any investments in, and the holding of any securities of, any company to the extent such investments were made or such securities held by Dr. Yu prior to the Commencement Date or (ii) investing his funds in securities of a company if the securities of such company are listed for trading on a national securities exchange or traded in the over the counter market and Dr. Yu’s holdings therein represent less than 5% of the total number of shares or principal amount of other securities of such company outstanding.

12.2 Dr. Yu agrees that he will not, during the term hereof or prior to the expiration of one year following the termination of his employment for any reason, without the written consent of the Company, directly or indirectly, by action alone or in concert with others, solicit for employment or engagement, or advise or recommend to any other person or entity that such person or entity solicit for employment or engagement, any person or entity employed or engaged by the Company.

13. General Terms.

13.1 Assignment. This Agreement is personal to Dr. Yu. He may not sell, transfer, sublicense, subcontract, hypothecate or assign his rights and duties under this Agreement without the prior written consent of the Company. The Company may freely assign its rights and obligations under this Agreement.

13.2 Notices. Any notices or communications under this Agreement shall be in writing and shall be hand-delivered or sent by certified mail (return receipt requested), or telecopied, or overnight couriered to the party receiving such communication at the address specified below:

If to the Company:	Dr. Manish Singh, President ImmunoCellular Therapeutics, Ltd. 21900 Burbank Boulevard, 3rd Floor Burbank, California 91367

If to Dr. Yu:	Dr. John Yu Suite 800E 8631 West Third Street Los Angeles, CA 90048

or such other address or addressee as either party may in the future specify to the other party.

13.3 California Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding its conflicts of laws provisions.

13.4 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be decided by binding arbitration by JAMS and shall be held in Los Angeles, California. The ruling of the arbitrator shall be final and may be enforced by any party to such arbitration in any court of competent jurisdiction located in Los Angeles, California.

13.5 Amendment. No modification, amendment, supplement to or waiver of the provisions of this Agreement shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

13.6 Waiver. A failure of either party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.

13.7 Entire Agreement. This Agreement sets forth the entire understanding of the parties as to the subject matter therein and may not be modified except in writing executed by both parties.

13.8 Severability. In the event any one or more of the provisions of this Agreement is invalid or otherwise unenforceable, the enforceability of the remaining provisions shall be unimpaired.

13.9 Survival. The following Sections shall survive the termination of this Agreement: 7 (Withholding; Indemnity), 8 (Proprietary Rights), 9 (Confidentiality), 10 (Indemnity) and 12 (Non-Competition).

13.10 Attorneys Fees. If an arbitration or other legal proceeding is brought to enforce or interpret the provisions of this Agreement or as to the rights or obligations of any party to this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees and costs.

13.11 Disclosure. The terms of this Agreement may be publicly disclosed by the Company to the extent the Company’s counsel determines that such disclosure is required by law. The Company shall provide Dr. Yu with a copy of any such disclosure for his review at least three days prior to making such disclosure.

13.12 Remedies. Dr. Yu acknowledges and agrees that the business of the Company is highly competitive and that the provisions of Sections 8, 9 and 12 are reasonable and necessary for the protection of the Company and that any violation of such covenants would cause immediate, immeasurable and irreparable harm, loss and damage to the Company not adequately compensable by a monetary award. Accordingly, Dr. Yu agrees, without limiting any of the other remedies available to the Company, that any violation of said covenants, or any one of them, may be enjoined or restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond.

IN WITNESS WHEREOF, the parties hereto, each acting under due and proper authority, have executed this Agreement as of the date set forth above.

IMMUNOCELLULAR THERAPEUTICS, LTD.

/s/ John Yu		By:	/s/ Manish Singh
Dr. John Yu			Name:	Dr. Manish Singh
			Title:	President and Chief Executive Officer

Date:	5/13/2011	Date:	5/13/11